Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

AMBOW EDUCATION HOLDING LTD.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, $0,003 per share	(1)	457(o)		$	$			$
Fees to be Paid	Equity	Preferred Shares, $0.003 per share		457(o)
Fees to be Paid	Other	Warrants		457(o)
Fees to be Paid	Other	Subscription Rights	(2)	457(o)
Fees to be Paid	Other	Debt Securities		457(o)
Fees to be Paid	Other	Units	(3)	457(o)
Fees to be Paid	Unallocated (Universal) Shelf		(4)	457(o)		$		$80,000,000.00	0.0001381		$11,048.00

Total Offering Amounts:								$80,000,000.00			11,048.00
Total Fees Previously Paid:
Total Fee Offsets:											0.00
Net Fee Due:											$11,048.00

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Offering Note(s)

(1)	These ordinary shares may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents twenty class A ordinary shares. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6, as amended (File No. 333-168238).
(2)	Rights evidencing the right to purchase Class A ordinary shares, including ordinary shares represented by ADSs, or debt securities.
(3)	Units may consist of any combination of the securities registered hereunder.
(4)	There are being registered hereunder such indeterminate number of Class A ordinary shares, such indeterminate number of preferred shares, such indeterminate number of warrants, such indeterminate number of subscription rights, such indeterminate number of debt securities and such indeterminate number of units as will have an aggregate initial offering price not to exceed $80,000,000, or if any securities are issued in any non-United States currency units, the equivalent thereof in non-United States currencies. This registration statement shall also cover any additional securities to be offered or issued from stock splits, stock dividends, recapitalizations or similar transactions. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $80,000,000, less the aggregate dollar amount of all securities previously issued hereunder.

The proposed maximum aggregate offering price for each class of securities will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to General Instruction II.C. of Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”).